Exhibit 2.2

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into effective as of this 27th day of November, 2015, by and between MALLINCKRODT GROUP SARL, a company formed under the laws of Luxembourg (“Mallinckrodt Sarl”), MALLINCKRODT US HOLDINGS INC., a corporation formed under the laws of Nevada (“Mallinckrodt US”), MALLINCKRODT NETHERLANDS HOLDINGS B.V., a company formed under the laws of the Netherlands (“Mallinckrodt Netherlands”), MALLINCKRODT FINANCE GMBH, a company formed under the laws of Switzerland (“Mallinckrodt Finance Switzerland”), LUDLOW CORPORATION, a corporation formed under the laws of Massachusetts (“Ludlow”), MALLINCKRODT HOLDINGS GMBH, a company formed under the laws of Switzerland (“Mallinckrodt Holdings Switzerland”) and MALLINCKRODT INTERNATIONAL FINANCE S.A., a company formed under the laws of Luxembourg (“MIFSA” and together with Mallinckrodt Sarl, Mallinckrodt US, Mallinckrodt Netherlands, Mallinckrodt Finance Switzerland, Ludlow and Mallinckrodt Holdings Switzerland, the “Share Sellers”) and GUERBET S.A. (the “Buyer,” and each of the Share Sellers and Buyer a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Share Sellers and the Buyer are parties to that certain Stock Purchase Agreement, dated as of July 27, 2015 (the “Stock Purchase Agreement”).

WHEREAS, Section 11.14 of the Stock Purchase Agreement provides that any provision of the Stock Purchase Agreement may be amended if such amendment is in writing and signed by the authorized representatives of all of the Parties.

WHEREAS, the Share Sellers and Buyer desire to amend the Stock Purchase Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to such terms in the Stock Purchase Agreement.

2. Amendment to Article 1. Article 1 of the Stock Purchase Agreement is hereby amended by adding the following definitions in appropriate alphabetical order and, consequently, by renumbering all section references and corresponding schedule references (with respect to these new definitions and all previously existing definitions). Article 1 and all other Sections and Articles of the Stock Purchase Agreement are amended to adjust any and all cross references as a consequence of the addition of the following new definitions and the renumbering of previously existing definitions:

““Colombia Approval” means the approval from the Colombian Competition Authority of the consummation of the sale of the Colombia Shares to the Buyer or its Affiliate.

“Colombia Closing” means the consummation of the sale of the Colombia Shares, as provided for in the last two sentences of Section 2.2.

“Colombia Closing Date” means a date that is five (5) Business Days after the Colombia Approval is obtained, or such other earlier date as shall be mutually agreed upon by the Parties.

“Colombia Competition Authority” means the agency or agencies of the Colombian government responsible for the review and clearance of mergers and other similar transactions under applicable Colombian law.

“Colombia Effective Time” means the effective time of the Colombia Closing, which shall be deemed to be 11:59 p.m., Central time, on the Colombia Closing Date.

“Colombia Purchase Price” means US$1.00.

“Colombia Shares” means all issued and outstanding capital stock of Mallinckrodt Colombia.

“Commingled Contracts” has the meaning set forth in Section 2.7(d).

“Indian Strike-Off” means all the required actions to be completed in order to “strike off” Mallinckrodt India pursuant to the Indian government’s “Fast Track Exit Mode”.

“Mallinckrodt Colombia” means Mallinckrodt Colombia S.A.S.

“Mallinckrodt India” means Mallinckrodt Pharmaceuticals India Private Limited (registration number U24100DL2012FTC245338).

“MNK-010 Termination Agreement” has the meaning set forth in Section 7.7(i).

“New Contracts” has the meaning set forth in Section 2.7(d).

“RSNA” has the meaning set forth in Section 2.7(e).

“Section 338(h)(10) Election” has the meaning set forth in Section 2.5(j).

“Separation Expenses” has the meaning set forth in Section 2.7(e).”

3. Amendment to Article 1. Article 1 of the Stock Purchase Agreement is hereby amended by deleting the definition “Lease Agreements” and, consequently, by renumbering all section references and corresponding schedule references (with respect to these deleted definitions and all previously existing definitions). Article 1 and all other Sections and Articles of the Stock Purchase Agreement are amended to adjust any and all cross references as a consequence of the deletion of these definitions.

4. Amendment to Section 1.1. The definition of “2015 MNK-010 Amendment” as set forth in Section 1.1 of the Stock Purchase Agreement, as so numbered in the Stock Purchase Agreement prior to this Amendment, is hereby amended in its entirety to read as follows:

““2015 MNK-010 Amendment” means the amendment to the MNK-010 Agreement, the main terms and conditions of which are attached hereto as Schedule 7.7(i).”

5. Amendment to Section 1.3. The definition of “Affiliate” as set forth in Section 1.3 of the Stock Purchase Agreement, as so numbered in the Stock Purchase Agreement prior to this Amendment, is hereby amended in its entirety to read as follows:

““Affiliate” means any person or entity which is controlling, controlled by, or under common control with, directly or indirectly, any other person or entity. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the sake of clarity, with respect to the Share Sellers, “Affiliate” shall include the Transferred Subsidiaries and the Indirect Subsidiaries until the Closing Date and shall include Mallinckrodt Colombia until the Colombia Closing Date.”

6. Amendment to Section 1.28. The definition of “Closing” as set forth in Section 1.28 of the Stock Purchase Agreement, as so numbered in the Stock Purchase Agreement prior to this Amendment, is hereby amended in its entirety to read as follows:

““Closing” means the consummation of the transactions contemplated by this Agreement (other than the sale of the Colombia Shares), as provided for in the first two sentences of Section 2.2.”

7. Amendment of Schedule 1.53. Schedule 1.53, as so numbered in the Stock Purchase Agreement prior to this Amendment, is hereby amended in its entirety to read as attached hereto to reflect changes in the list of Employees that have occurred during the period from the execution of the Stock Purchase Agreement and the date of this Amendment.

8. Amendment of Schedule 1.69. Schedule 1.69, as so numbered in the Stock Purchase Agreement prior to this Amendment, is hereby amended in its entirety to read as attached hereto to reflect the fact that the lease agreement for office space in Italy is no longer an Excluded Asset.

9. Amendment to Section 1.138. The definition of “Post-Closing Periods” in Section 1.138 of the Stock Purchase Agreement, as so numbered in the Stock Purchase Agreement prior to this Amendment, is hereby amended in its entirety to read as follows:

““Post-Closing Periods” means all taxable periods with respect to the Business (other than with respect to Mallinckrodt Colombia) commencing on the day after the Closing Date and all taxable periods with respect to Mallinckrodt Colombia commencing on the day after the Colombia Closing Date.”

10. Amendment to Section 1.139. The definition of “Pre-Closing Periods” in Section 1.139 of the Stock Purchase Agreement, as so numbered in the Stock Purchase Agreement prior to this Amendment, is hereby amended in its entirety to read as follows:

““Pre-Closing Periods” means all taxable periods with respect to the Business (other than with respect to Mallinckrodt Colombia) ending on or before the Closing Date and all taxable periods with respect to Mallinckrodt Colombia ending on or before the Colombia Closing Date.”

11. Amendment to Section 1.146. The definition of “Restructuring” in Section 1.146 of the Stock Purchase Agreement, as so numbered in the Stock Purchase Agreement prior to this Amendment, is hereby amended in its entirety to read as follows:

““Restructuring” means the series of transactions that the Share Sellers and their Affiliates effected principally prior to the date hereof (as well as any remaining actions to be taken prior to the Closing for items (i) to (iv) below and after the Closing for item (v) below) for the purposes of:

(i) extracting certain Business Assets and the CMDS Business from the other businesses of the Share Sellers and their Affiliates and aligning certain Business Assets and portions of the CMDS Business under common ownership,

(ii) ensuring that all Employees employed in connection with the Business become Employees of the Transferred Subsidiaries or Indirect Subsidiaries prior to the Closing and, when applicable, all Benefit Plans covering such employees be assigned or otherwise transferred to the concerned Transferred Subsidiary or Indirect Subsidiary prior to the Closing, other than any Benefit Plans that do not become Transferred Benefit Plans,

(iii) incorporating Luxembourg Newco as well as all the series of transactions completed by the Share Sellers or their Affiliates to make Luxembourg Newco the parent company of Mallinckrodt Deutschland Holdings GmbH, a company formed under the law of Germany,

(iv) terminating the nuclear medicine distribution by the Transferred Subsidiaries and the Indirect Subsidiaries and otherwise removing any commingling of the CMDS Business with Share Sellers’ and their Affiliates’ nuclear medicine business, and

(v) completing the Indian Strike-Off with the effect that upon completion MNK India will be liquidated.”

12. Amendment to Section 1.159. The definition of “Straddle Period” in Section 1.159 of the Stock Purchase Agreement, as so numbered in the Stock Purchase Agreement prior to this Amendment, is hereby amended in its entirety to read as follows:

““Straddle Period” means any taxable period with respect to the Business (other than with respect to Mallinckrodt Colombia) that begins on or before and ends after the Closing Date and any taxable period with respect to Mallinckrodt Colombia that begins on or before and ends after the Colombia Closing Date.”

13. Amendment of Schedule 1.171. Schedule 1.171, as so numbered in the Stock Purchase Agreement prior to this Amendment, is hereby amended in its entirety to read as attached hereto to reflect certain minor reorganizations that were accomplished between the date of execution of the Stock Purchase Agreement and the date of this Amendment and to reflect the fact that certain reorganizations contemplated by footnotes to portions of said Schedule 1.171 were not undertaken.

14. Amendment to Section 2.1. Section 2.1 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

“2.1 Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing and as of the Effective Time, the Share Sellers shall sell, assign, transfer and convey to the Buyer or its designated Affiliates, and the Buyer or its designated Affiliates shall purchase, acquire and accept from such Share Sellers, all of such Share Sellers’ right, title and interest to and in all of the Shares (other than the Colombia Shares), free and clear of all Encumbrances. Upon the obtaining the Colombia Approval, at the Colombia Closing and as of the Colombia Effective Time, Mallinckrodt Sarl shall sell, assign, transfer and convey to the Buyer or its designated Affiliate, and the Buyer or its designated Affiliate shall purchase, acquire and accept from Mallinckrodt Sarl, all of Mallinckrodt Sarl’s right, title and interest to and in all of the Colombia Shares, free and clear of all Encumbrances.”

15. Amendment of Section 2.2. Section 2.2 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

“2.2 Closing and Colombia Closing. The Closing (but not the Colombia Closing) shall take place at 9:00 a.m., Central time, on the Closing Date at the offices of Bryan Cave LLP, in St. Louis, Missouri or at such other place as the Parties may agree in writing. At Closing, the Share Sellers shall deliver or cause to be delivered to the Buyer the documents identified in Article 7, and the Buyer shall deliver to the Share Sellers (i) by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth on Schedule 2.2, the Estimated Purchase Price and (ii) the documents identified in Article 8. The Colombia Closing shall take place at 9:00 a.m., Central time, on the Colombia Closing Date at the offices of Bryan Cave LLP, in St. Louis, Missouri or at such other place as the Parties may agree in writing. At the Colombia Closing, Mallinckrodt Sarl shall deliver or cause to be delivered to the Buyer the stock certificates evidencing ownership of the Colombia Shares in accordance with applicable law, which certificates shall be either duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed and in proper form for transfer to the Buyer under applicable law, and the Buyer shall deliver to Mallinckrodt Sarl by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth on Schedule 2.2, the Colombia Purchase Price.”

16. Amendment of Section 2.3(a). Section 2.3(a) of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

“2.3 Estimated Purchase Price and Colombia Purchase Price.

(a) At Closing, Buyer shall pay the “Estimated Purchase Price” for the Shares and for other rights of the Buyer hereunder, calculated as follows:

(i) US$ 270,000,000 minus the Colombia Purchase Price (the “Base Amount”);

(ii) plus the Estimated Cash less the Estimated Indebtedness (the “Estimated Net Cash”);

(iii) plus the Estimated Net Working Capital less the Target Net Working Capital (the “Estimated Working Capital Adjustment”).”

17. Addition of Section 2.3(c). Section 2.3 of the Stock Purchase Agreement is hereby amended to add a new Section 2.3(c) after the existing subsection (b) to read as follows:

“(c) At the Colombia Closing, Buyer shall pay the Colombia Purchase Price.”

18. Amendment of Section 2.5. All references in Section 2.5 to the “Closing” or the “Closing Date” shall, with respect to Mallinckrodt Colombia, be deemed to refer to the “Colombia Closing” and the “Colombia Closing Date”, as applicable.

19. Addition of Section 2.5(j). Section 2.5 of the Stock Purchase Agreement is hereby amended to add a new Section 2.5(j) after the existing subsection (i) to read as follows:

“(j) Buyer, or an Affiliate of Buyer that is an eligible purchasing corporation under Section 338(d)(1) of the Code, and Mallinckrodt US agree to make a joint election under Section 338(h)(10) of the Code with respect to the purchase and sale of the shares of Mallinckrodt Caribbean, Inc. hereunder (the “Section 338(h)(10) Election”) and will execute Internal Revenue Service Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) at Closing. Mallinckrodt US will file, or cause to be filed, IRS Form 8023 at Closing.”

20. Amendment of Section 2.7. Section 2.7 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

“2.7 Completion of Transfers and Assurance of Beneficial Interest.

(a) The entire beneficial interest in and to, and the risk of loss with respect to, the Business Assets (and any liabilities related thereto), other than those assets owned by Mallinckrodt Colombia, shall pass to the Buyer at Closing as of the Effective Time. The entire beneficial interest in and to, and the risk of loss with respect to, the Business Assets of Mallinckrodt Colombia shall pass to the Buyer at the Colombia Closing as of the Colombia Effective Time. All operations of the Business (other than with respect to Mallinckrodt Colombia) shall be for the account of the Share Sellers up to and including the Effective Time and shall be for the account of the Buyer thereafter. All operations of Mallinckrodt Colombia shall be for the account of the Share Sellers up to and including the Colombia Effective Time and shall be for the account of the Buyer thereafter. In the event that, notwithstanding the sale of the Shares hereunder at Closing and at the Colombia Closing, legal title to any of the Business Assets is not fully transferred or transferable at Closing or at the Colombia Closing, as applicable, the seller of the Shares of the Transferred Subsidiary (and, indirectly, any Indirect Subsidiary owned by such Transferred Subsidiary) holding such Business Assets shall hold such Business Assets as nominee for the Buyer until completion of such transfers in accordance with the provisions of Sections 2.7(b) and 2.7(c) set forth below, unless and to the extent of any specific arrangements agreed upon by the Parties that are contemplated by the provisions of Section 2.8 below.

(b) In the event that the legal interest in any of the Business Assets to be transferred or conveyed pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom cannot be transferred or conveyed hereunder as of the Closing Date or the Colombia Closing Date, as applicable, because any waiting or notice period has not expired or any consents or approvals required for such transfer have not been obtained or waived, then the legal interest in such Business Assets shall not be deemed to be transferred or conveyed unless and until such waiting or notice period shall have expired or until approval, consent or waiver thereof is obtained. Except as set forth in Section 6.7 with respect to Competition Filings, the Share Sellers and their applicable Affiliates shall, and the Buyer shall and shall cause its designated Affiliates, to use commercially reasonable efforts to cooperate in obtaining such consents, approvals or waivers as may be necessary to complete such transfers as soon as practicable. Any out-of-pocket cost or expenses in connection with obtaining such consents, approvals or waivers shall be borne by the Share Sellers or their Affiliates, except as and to the extent specifically set forth in any Transition Services Agreement or as may otherwise specifically be agreed to herein. Except as set forth in Section 7.2, Section 7.3, Section 7.4 and Section 8.2, the failure of the Share Sellers to obtain any required consents, approvals or waivers prior to Closing or the Colombia Closing, as applicable, shall not affect the Buyer’s obligations to close under this Agreement or to pay, or cause to be paid, the Estimated Purchase Price and the Colombia Purchase Price. Nothing in this Agreement shall be construed as an attempt to assign to the Buyer any legal interest in any of the Business Assets which, as a matter of law or by the terms of any legally binding contract, engagement or commitment to which any of the Share Sellers, the Transferred Subsidiaries or the Indirect Subsidiaries is subject, is not assignable without the consent of any other party, unless such consent shall have been given or the requirement of such consent shall have been waived in writing by such other party.

(c) Pending the conveyances and transfers referred to in Section 2.7(b), the Share Sellers shall hold any such Business Assets that cannot be conveyed or transferred for the benefit and at the risk of the Buyer and shall cooperate with the Buyer in any lawful and reasonable arrangements designed to provide the benefits of ownership thereof to the Buyer, including, without limitation, those arrangements that will be set forth in and governed by the terms of any Transition Services Agreement.

(d) The Parties acknowledge that certain contracts held by the Share Sellers or their Affiliates (and not by a Transferred Subsidiary or an Indirect Subsidiary) pertain both to the Business and to other businesses owned or operated by the Share Sellers or their Affiliates (any such contracts being referred to herein as “Commingled Contracts”). For a period of three (3) months after the Closing, and at the cost and expense of the Buyer, the Share Sellers will use commercially reasonable efforts to (i) cause the counterparties to any Commingled Contracts to enter into new contracts with the Buyer or its Affiliates in order for the Business to receive the applicable benefits under such Commingled Contracts that (x) are material to the Business and (y) not necessarily included within the definition of Business Assets hereunder and (z) not conveyed or transferred to or in the name of a Transferred Subsidiary or an Indirect Subsidiary at the Closing or at the Colombia Closing (each such new contract, a “New Contract”) or (ii) if reasonably practicable, in Buyer’s sole discretion, assign to the Buyer or its Affiliates all of the benefits and obligations under such Commingled Contract as they relate to the Business. Nothing herein shall obligate Share Sellers to attempt to separate any Commingled Contracts if the applicable third party is unwilling to do so or to incur any out-of-pocket expenses or other extraordinary expenses in providing said reasonable assistance to Buyer.

(e) Prior to the Closing, the Share Sellers or their Affiliates have taken or will take various actions to move certain of the Transferred Employees and certain of the Business Assets from locations owned or leased by the Share Sellers or their Affiliates to locations owned or leased by the Transferred Subsidiaries or Indirect Subsidiaries. In so doing, the Share Sellers or their Affiliates have incurred or will incur various out-of-pocket costs and expenses (collectively “Separation Expenses”), including, but not limited to rental payments, infrastructure and construction costs (i.e., IT equipment and connectivity costs, furniture, fixtures, and equipment acquisition costs, and costs of other improvements), legal fees, and shipping and moving costs. Within thirty (30) days after its receipt of an invoice (and copies of any third party invoices) from the Share Sellers, Buyer shall reimburse the Share Sellers for the following Separation Expenses incurred by the Share Sellers or their Affiliates, whether incurred before or after the Closing Date: (i) Separation Expenses related to the Richmond Heights site (MO, USA), (ii) rental payments made for the offices located at Zug (Switzerland) and Prague (Czech Republic) and (iii) furniture, fixtures and equipment acquisition costs in Prague. For the sake of clarity the Parties acknowledge that all the security deposits and bank guarantees paid by the Shares Sellers in connection with the sites mentioned under item (i) and (ii) shall be taken into account through the Estimated Working Capital Adjustment and the Closing Working Capital Adjustment.

(f) The Share Sellers or their Affiliates have reserved exhibit space for the Business at the 2015 Radiological Society of North America (“RSNA”) Annual Meeting scheduled for November 29, 2015 through December 4, 2015 in Chicago, Illinois. The Share Sellers agree to cooperate with and assist the Buyer in preparing the exhibition space and reasonable and customary exhibition materials for Buyer’s use at RSNA. Within thirty (30) days after its receipt of an invoice (and reasonable back-up documentation) from the Share Sellers, Buyer shall reimburse the Share Sellers for all costs and expenses incurred by the Share Sellers or their Affiliates in connection with reserving and preparing said exhibition space and preparing said exhibition materials, whether said costs and expenses are incurred before or after the Closing Date.”

21. Amendment of Disclosure Schedule 3.3(a). Disclosure Schedule 3.3(a) is hereby amended in its entirety to read as attached hereto to reflect certain minor reorganizations that were accomplished between the date of execution of the Stock Purchase Agreement and the date of this amendment and to reflect the fact that certain reorganizations contemplated by footnotes to portions of said Schedule 3.3(a) were not undertaken.

22. Amendment of Disclosure Schedule 3.11(a). Disclosure Schedule 3.11(a) is hereby amended in its entirety to read as attached hereto to reflect the addition of certain leases to said Schedule 3.11(a).

23. Amendment of Disclosure Schedule 3.15(c). Disclosure Schedule 3.15(c) is hereby amended in its entirety to read as attached hereto to reflect the addition and deletion of certain Marketing Authorizations on said Schedule 3.15(c).

24. Amendment of Article 5. All references in Article 5 to the “Closing”, the “Closing Date” or the “Effective Time” shall, with respect to the transfer of Mallinckrodt Colombia and the Employees of Mallinckrodt Colombia, be deemed to refer to the “Colombia Closing”, the “Colombia Closing Date” and the “Colombia Effective Time”, as applicable.

25. Amendment of Section 6.1. All references in Section 6.1 to the “Closing” or the “Closing Date” shall, with respect to the transfer of Mallinckrodt Colombia and the Business of Mallinckrodt Colombia, be deemed to refer to the “Colombia Closing” and the “Colombia Closing Date”, as applicable, and the Share Sellers shall continue to comply with Section 6.1 with respect to Mallinckrodt Colombia and its Business until the Colombia Closing Date.

26. Amendment of Section 6.6. Section 6.6 of the Stock Purchase Agreement is hereby amended to add a new sentence at the end of the existing section 6.6 to read as follows:

“Such cooperation shall also apply to any filing or submission with any Governmental Authority on or after the Closing Date or to any investigation or other inquiry by any Governmental Authority, including any proceeding initiated by a private party, in relation to consummation of the transactions contemplated by this Agreement.”

27. Amendment to Section 6.8. The last sentence of Section 6.8(a) of the Stock Purchase Agreement is hereby deleted and replaced in its entirety as follows:

“Notwithstanding the foregoing, the Buyer hereby agrees that the covenant set forth in the immediately preceding sentence shall not be deemed to prohibit any of the following: (i) the Share Sellers or their Affiliates providing services to the Buyer or its Affiliates under or participating in any other arrangement contemplated by of the Transition Services Agreement, (ii) the ownership or acquisition by the Share Sellers or any of their Affiliates of any firm, person or entity which engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than twenty five percent (25%) of such person’s consolidated annual revenues in any given calendar year, (iii) the Share Sellers or their Affiliates engaging in any business (other than the Business) in which the Share Sellers or their Affiliates are currently engaged, whether or not any one or more products or services associated with such business activities might be deemed to be competitive in some manner with the Competitive Activities, (iv) manufacturing and supplying to third parties raw materials, active pharmaceutical ingredients or intermediate compounds (but (x) not MP-104, (y) not finished products ready for distribution and sale and intended for use through the use of imaging technology in connection with the diagnosis of human ailments and (z) not a license or other right to use any Restricted Improvements (as such term is defined in the Manufacturing and Know How Transfer Agreement referred to in Section 6.14)) whether or not any of the foregoing are used by such third party in connection with Competitive Activities, (v) the acquisition by the Share Sellers or their Affiliates of rights to any product (whether by purchase, license or otherwise) that may be used for Competitive Activities, as long as either such product is not so employed or is a product that falls within the exception set forth in clause (ii) of this sentence as if any such product was an acquired entity or person for purposes of such clause (ii), and (vi) until the Colombia Closing Date, the ownership by Mallinckrodt Sarl of Mallinckrodt Colombia and the operation of the Business in Colombia.”

28. Amendment to Sections 6.9(a) and (b). Sections 6.9(a) and (b) of the Stock Purchase Agreement is hereby deleted and replaced in its entirety as follows:

“(a) Subject to the other provisions of this Section 6.9, the Share Sellers hereby grant a limited, non-exclusive, fully paid, non-royalty bearing right and license to the Buyer for a period of twenty-four (24) months following the Closing Date to use the Seller Marks only to the extent necessary to allow the Buyer and/or its designated Affiliates to market, distribute, and sell product Inventory included in the Business Assets, any product inventory acquired by the Buyer and/or its Affiliates after the Closing Date and any products purchased from the Share Sellers or their Affiliates from and after the Closing Date, utilizing the labels and packaging, advertising, marketing, sales and promotional materials, in each case, existing on the Closing Date and included in the Business Assets or, with respect to products purchased from the Share Sellers or their Affiliates, packaging in which such products are sold to the Buyer. Any such product inventory that is acquired by the Buyer and/or its Affiliates after the Closing Date shall be of quality consistent with the quality of the product Inventory included in the Business Assets and all uses of the Seller Marks shall be in a form and manner designed to maintain the high quality of the Seller Marks and keeping with the image, reputation and goodwill symbolized by and associated with the Seller Marks. Upon notice from the Share Sellers of any failure of such products or such uses of the Seller Marks to conform to the foregoing standard, Buyer shall promptly discontinue such non-conforming uses and make such changes to such products or such uses as the Share Sellers shall reasonable require. All goodwill arising out of use by Buyer or any of its Affiliates of the Seller Marks shall inure solely to the benefit of the Share Sellers.

(b) Subject to the other provisions of this Section 6.9, the Share Sellers hereby grant a limited, non-exclusive, fully-paid, non-royalty bearing right and license to the Buyer for a period of twenty-four (24) months following the Closing Date to use the Seller UPC Codes only to the extent necessary to allow the Buyer and/or its designated Affiliates to market, distribute, and sell product Inventory included in the Business Assets, any product inventory acquired by the Buyer and/or its Affiliates after the Closing Date and any products purchased from the Share Sellers from and after the Closing Date, utilizing the labels and packaging, advertising, marketing, sales and promotional materials, in each case, existing on the Closing Date and included in the Business Assets or, with respect to products purchased from the Share Sellers or their Affiliates, packaging in which such products are sold to the Buyer.”

29. Amendment of Section 6.11. All references in Section 6.11 to the “Closing” or the “Closing Date” shall, with respect to Mallinckrodt Colombia and the Employees of Mallinckrodt Colombia, be deemed to refer to the “Colombia Closing” and the “Colombia Closing Date”, as applicable.

30. Amendment of Section 6.16. Sections 6.16 of the Stock Purchase Agreement is hereby deleted and replaced in its entirety as follows:

“6.16 Appointment of Directors. Prior to or at the Closing, the Share Sellers shall cause the Transferred Subsidiaries (other than Mallinckrodt Colombia) and Indirect Subsidiaries to appoint such persons as the Buyer has nominated as directors of the Transferred Subsidiaries (other than Mallinckrodt Colombia) and Indirect Subsidiaries, effective immediately following the Closing (whose names shall be communicated by the Buyer to the Share Sellers at least five (5) days prior to the Closing Date). Prior to or at the Colombia Closing, the Share Sellers shall cause Mallinckrodt Colombia to appoint such persons as the Buyer has nominated as directors of Mallinckrodt Colombia, effective immediately following the Colombia Closing (whose names shall be communicated by the Buyer to the Share Sellers at least five (5) days prior to the Colombia Closing Date).”

31. Addition of Section 6.19. Article 6 of the Stock Purchase Agreement is hereby amended to add a new Section 6.19 after the existing Section 6.18 to read as follows:

“6.19 Amended and Restated Manufacturing Agreement for Generator Eluant. Prior to or at the Closing, the Parties shall sign an Amended and Restated Manufacturing Agreement for Generator Eluant to be effective at the Closing.”

32. Addition of Section 6.20. Article 6 of the Stock Purchase Agreement is hereby amended to add a new Section 6.20 after the new Section 6.19 to read as follows:

“6.20 Indian Strike-Off. Following the Closing, the Share Sellers and the Buyer shall use commercially reasonable efforts to take any and all required actions necessary to complete the Indian Strike-Off as soon as practicable. In this respect, at Closing, the Share Sellers and the Buyer shall each appoint a representative dedicated to the supervision, coordination and management of the Indian Strike-Off and relations and exchanges with the counsels, attorney or financial advisors in charge of the Indian Strike-Off. The Share Sellers shall promptly reimburse all documented out-of-pocket costs and expenses (including all reasonable attorneys’ fees) incurred by the Buyer and its Affiliates in connection with the Indian Strike-Off.”

33. Addition of Section 6.21. Article 6 of the Stock Purchase Agreement is hereby amended to add a new Section 6.21 after the new Section 6.20 to read as follows:

“6.21 Mallinckrodt Colombia Matters.

(a) During the period prior to the Colombia Closing, Mallinckrodt Colombia shall be operated for the sole benefit, and at the direction of, the Share Sellers and the Parties shall continue to use their reasonable best efforts to obtain or complete the Colombia Approvals as promptly as practicable and shall cooperate with the other Parties in connection therewith. Without limiting the generality of the foregoing, the Parties agree that Mallinckrodt Colombia shall be operated during the period between the Closing and the Colombia Closing in the Ordinary Course, including as follows: (i) Mallinckrodt Colombia shall be managed by the Share Sellers under the same cost structure that existed immediately prior to the Closing; (ii) Mallinckrodt Colombia shall be operated and managed in a manner in accordance with past practice and in compliance with Section 6.1; (iii) the selling prices of Mallinckrodt Colombia will be determined in accordance with past practice as to timing and amount;(iv) Mallinckrodt Colombia employees shall continue to be supervised by and report to the employees, directors and/or management of the Shares Sellers and its Affiliates; and (v) Buyer shall license to Mallinckrodt Colombia the right to use any intellectual property transferred to Buyer at the Closing that is used in the operations of Mallinckrodt Colombia. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 6.21(a), it is the intention of the Parties not to transfer to Buyer the economic benefits and burdens (i.e., the right to any income or receipts and responsibility for all liabilities) of Mallinckrodt Colombia or any voting rights, either direct or indirect, or any other right over Mallinckrodt Colombia granting Buyer the ability to influence any type of corporate decisions at Mallinckrodt Colombia until the actual transfer of the Colombia Shares pursuant to Section 2.1.

(b) If the Colombia Closing has not occurred on or before the twelve (12) month anniversary of the Closing Date, the Parties shall, and shall cause their Affiliates to, negotiate in good faith alternative arrangements to effectuate the intent of this Agreement.”

34. Addition of Section 6.22. Article 6 of the Stock Purchase Agreement is hereby amended to add a new Section 6.22 after the new Section 6.21 to read as follows:

“6.22 Transferred Subsidiaries and Indirect Subsidiaries Corporate Name. Within ninety (90) days after the Closing Date, the Buyer shall cause the Transferred Subsidiaries and Indirect Subsidiaries to change their respective current corporate names in order to remove from said corporate names any reference to the Seller Names. Upon request of the Share Sellers after the 90-day period mentioned above, the Buyer shall provide the Share Sellers with any document evidencing such change and the filing of such change with the relevant Governmental Authorities.”

35. Addition of Section 6.23. Article 6 of the Stock Purchase Agreement is hereby amended to add a new Section 6.23 after the new Section 6.22 to read as follows:

“6.23 Receivables.

(a) To the extent that Buyer or any of its Affiliates, on the one hand, or the Share Sellers or any of their respective Affiliates, on the other hand, receive payment of an account, trade or note receivable or other payment from a customer or any other obligor as to which the other Party is entitled, the Party receiving such payment agrees to promptly (and in any event no later than twenty (20) Business Days after receipt of such payment) remit such payment to the designated bank account of the owner of such receivable or payment, without any further payment by the Party entitled to such receivable or payment.

(b) Following the Closing, Buyer shall use its commercially reasonable efforts to collect the accounts receivable set forth on Schedule 6.23(b). Upon receipt of payment of such accounts receivable, Buyer agrees to promptly (and in any event no later than ten (10) Business Days after receipt of such payment) remit such payment to the bank account designated by the applicable Share Seller, without any further payment by the Share Sellers.”

36. Addition of Section 6.24. Article 6 of the Stock Purchase Agreement is hereby amended to add a new Section 6.24 after the new Section 6.23 to read as follows:

“6.24 MNK-010 Termination. At the Closing, the Share Sellers agree to pay to the Buyer US$ 225,000, an amount equal to the amount that Mallinckrodt Pharmaceuticals Ireland Limited would have owed Mallinckrodt Medical-Imaging Ireland if (a) the 2015 MNK-010 Amendment was executed and in full force and effect and (b) Mallinckrodt Pharmaceuticals Ireland Limited terminated the MNK-010 Agreement, as amended by the 2015 MNK-010 Amendment, the day after the Closing Date in accordance with Section 16 by providing three (3) months prior written notice.”

37. Amendment of Section 7.2. Section 7.2 of the Stock Purchase Agreement is hereby deleted and replaced in its entirety as follows:

“7.2 Consents and Approvals. All Competition Filings required hereunder shall have been made with all appropriate Governmental Authorities and any necessary authorizations, consents or approvals required from such Governmental Authorities in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements (other than the Colombia Approval) shall have been obtained and shall be in full force and effect, including the expiration of the waiting period in connection with the HSR Filing.”

38. Amendment of Section 7.7(b). Section 7.7 of the Stock Purchase Agreement is hereby amended by deleting Section 7.7(b) in its entirety and, consequently, by relettering all subsequent section references and corresponding schedule references within Section 7.7 (with respect to these deleted sections). Section 7.7 and all other Sections and Articles of the Stock Purchase Agreement are amended to adjust any and all cross references as a consequence of this deletion.

39. Amendment of Sections 7.7(e) and (f). Sections 7.7(e) and (f) of the Stock Purchase Agreement as so numbered in the Stock Purchase Agreement prior to this Amendment are each hereby deleted and replaced in their entirety as follows:

“(e) stock certificates, copies of share registers or other documents reasonably acceptable to the Buyer evidencing ownership of the Shares (other than the Colombia Shares) in accordance with applicable law, which certificates or other documents, if applicable, shall be either duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed and in proper form for transfer to the Buyer under applicable law;

(f) with respect to each Transferred Subsidiary (other than with respect to Mallinckrodt Colombia) and Indirect Subsidiary, signed resignations effective as of the Effective Time for each of the non-Employee officers and directors of the Transferred Subsidiaries (other than with respect to Mallinckrodt Colombia) and the Indirect Subsidiaries and, as the case may be, any other officers and directors of the Transferred Subsidiaries (other than with respect to Mallinckrodt Colombia) and the Indirect Subsidiaries whose names shall be communicated by the Buyer to the Share Sellers at least five (5) days prior to the Closing Date;”

40. Amendment of Section 7.7(i). Section 7.7(i) of the Stock Purchase Agreement is hereby deleted and replaced in its entirety as follows:

“(i) a termination agreement for the MNK-010 Agreement (the “MNK-010 Termination Agreement”);”

41. Amendment of Section 7.7(l). Section 7.7(l) of the Stock Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“(l) the Local Transfer Documents (other than Mallinckrodt Colombia) duly executed by the applicable Share Sellers and/or their Affiliates; and”

42. Amendment of Section 8.4. Section 8.4 of the Stock Purchase Agreement is hereby amended by deleting Section 8.4(b) in its entirety and, consequently, by relettering all subsequent section references and corresponding schedule references within Section 7.7 (with respect to this deleted section). Section 8.4 and all other Sections and Articles of the Stock Purchase Agreement are amended to adjust any and all cross references as a consequence of this deletion.

43. Amendment of the Table of Schedules and Exhibits. The Table of Schedules and Exhibits is hereby amended in its entirety to read as attached as Exhibit A hereto.

ARTICLE 2

MISCELLANEOUS PROVISIONS

2.1 No Further Amendment. Except as expressly amended hereby, the Stock Purchase Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Stock Purchase Agreement or any other document referred to therein. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties hereto, and the Parties thereto and hereto shall be bound hereby.

2.2 Disclosure Schedules. The Parties agree and acknowledge that the Share Sellers have no obligation to update the information contained in any Disclosure Schedule, and that any amendment of any Disclosure Schedule contained in this Amendment is provided solely for informational purposes. The fact that the Share Sellers provide an update to one or more Disclosure Schedules shall not imply that any Share Seller has any obligation to update the information set forth on any other Disclosure Schedule, and no Party shall use, in any dispute or controversy, the fact that such an update was provided as evidence of any obligation of any Share Seller to update the information set forth on any other Disclosure Schedule.

2.3 Entire Agreement. This Amendment, the Stock Purchase Agreement, and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, whether written or oral or express or implied, relative to such subject matter. In the event of any conflict or inconsistency between the terms of this Amendment and any Ancillary Agreement, the former shall prevail in every case.

2.4 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

2.5 Counterparts. This Amendment may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

2.6 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, applicable to contracts to be carried out wholly within such State, without reference to its conflict of laws principles that might apply the law of another jurisdiction.

[Signatures on following page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

GUERBET S.A.

By:	/s/ Yves L’epine
Name:	Yves L’epine
Title:	Chief Executive Officer

MALLINCKRODT GROUP SARL

By:	/s/ John E. Einwalter
Name:	John E. Einwalter
Title:	Manager

MALLINCKRODT US HOLDINGS INC.

By:	/s/ C. Stephen Kriegh
Name:	C. Stephen Kriegh
Title:	Vice President

MALLINCKRODT NETHERLANDS HOLDINGS B.V.

By:	/s/ Sina Renner
Name:	Sina Renner
Title:	Director

MALLINCKRODT FINANCE GMBH

By:	/s/ Alan Catterson
Name:	Alan Catterson
Title:	Chairman of the Board

[Signature Page to Amendment Agreement]

LUDLOW CORPORATION

By:	/s/ C. Stephen Kriegh
Name:	C. Stephen Kriegh
Title:	Vice President

MALLINCKRODT HOLDINGS GMBH

By:	/s/ Alan Catterson
Name:	Alan Catterson
Title:	Chairman of the Board

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	/s/ John E. Einwalter
Name:	John E. Einwalter
Title:	Director

[Signature Page to Amendment Agreement]

EXHIBIT A

TABLE OF SCHEDULES AND EXHIBITS

Schedule 1.2	Specific Principles
Schedule 1.15	Business Domain Registrations
Schedule 1.18	Business Patent Rights
Schedule 1.20	Business Trademark Rights
Schedule 1.24	Illustrative calculation of Cash as of September 26, 2014
Schedule 1.53	List of Employees
Schedule 1.69	Excluded Assets
Schedule 1.70	Excluded Liabilities
Schedule 1.91	Illustrative calculation of Indebtedness as of September 26, 2014
Schedule 1.107	Licensed Covidien Marks
Schedule 1.125	Illustrative calculation of Net Working Capital as of September 26, 2014
Schedule 1.149	Seller Licensed Patent Rights
Schedule 1.153	Sellers’ Knowledge
Schedule 1.171	Transferred Subsidiaries and Indirect Subsidiaries
Schedule 2.2	Wire Transfer Instructions
Schedule 2.6(a)	Allocation of Estimated Purchase Price and Final Purchase Price

Disclosure Schedule 3.1(c)	Consents – the Share Sellers
Disclosure Schedule 3.3(a)	Authorized Capital Stock or Other Equity Interests
Disclosure Schedule 3.3(b)	Ownership of Capital Stock or Other Securities
Disclosure Schedule 3.3(d)	Branches
Disclosure Schedule 3.4	Financial Statements
Disclosure Schedule 3.5	Interim Accounts
Disclosure Schedule 3.6	Absence of Certain Developments
Disclosure Schedule 3.7	Taxes
Disclosure Schedule 3.8	Litigation
Disclosure Schedule 3.9(c)	Leased Personal Property
Disclosure Schedule 3.10(a)	Owned Real Property
Disclosure Schedule 3.10(c)	Owned Real Property – Utilities and Access
Disclosure Schedule 3.10(d)	Owned Real Property – Quiet Enjoyment and Proceedings
Disclosure Schedule 3.11(a)	Leased Real Property
Disclosure Schedule 3.13(a)	Material Contracts
Disclosure Schedule 3.13(c)	Notice under Material Contracts
Disclosure Schedule 3.15(a)	Licenses & Permits
Disclosure Schedule 3.15(c)	Marketing Authorizations, Wholesale Distribution Authorizations and Import Permits
Disclosure Schedule 3.17(c)	Product Regulatory Matters
Disclosure Schedule 3.18(d)	Environmental Matters
Disclosure Schedule 3.18(f)	Other Environmental Matters

Disclosure Schedule 3.19(a)	Intellectual Property
Disclosure Schedule 3.19(b)	Intellectual Property – Licensee
Disclosure Schedule 3.19(d)	Intellectual Property – Licensor
Disclosure Schedule 3.19(h)	Intellectual Property – Orders
Disclosure Schedule 3.20(c)	Labor Matters
Disclosure Schedule 3.21(a)	Employee Benefit Matters – Benefit Plans
Disclosure Schedule 3.21(b)(ii)	Employee Benefit Matters – U.S. Benefit Plans Compliance
Disclosure Schedule 3.21(b)(iv)	Employee Benefit Matters – U.S. Benefit Plans Liabilities
Disclosure Schedule 3.21(b)(v)	Employee Benefit Matters – Qualified Plans
Disclosure Schedule 3.21(b)(ix)	Employee Benefit Matters – Reportable Events
Disclosure Schedule 3.21(b)(xi)	Employee Benefit Matters – U.S. Benefit Plans Title IV
Disclosure Schedule 3.21(b)(xv)	Employee Benefit Matters – Post-Termination Benefit
Disclosure Schedule 3.21(c)(ii)	Employee Benefit Matters – Non-U.S. Benefit Plans Compliance
Disclosure Schedule 3.21(c)(iv)	Employee Benefit Matters – Non-U.S. Benefit Plans Liabilities
Disclosure Schedule 3.21(d)	Employee Benefit Matters – Acceleration
Disclosure Schedule 4.1(c)	Buyer Consents
Schedule 6.1	Conduct of Business Until Closing
Schedule 6.1(f)	Key Employees
Schedule 6.14	Terms and Conditions of the Manufacturing and Know How Transfer Agreement
Schedule 6.17	Terms and Conditions to the Toll Manufacturing Agreement for Versetamide Product
Schedule 6.18	Terms and Conditions to the Back-Up Toll Manufacturing Agreement for Ioversol Product Amendment
Schedule 6.23(b)	Non-Transferred Accounts Receivable
Schedule 7.3	Material Marketing Authorizations and Import Permits
Schedule 7.7(h)	Termination Agreements
Schedule 7.7(i)	Terms and Conditions to the 2015 MNK-010 Amendment
Schedule 7.7(j)	Terms and Conditions to the Amendment to the MP-104 Toll Manufacturing Agreement
Schedule 7.7(k)	Releases
Schedule 9.1(g)	Indemnification – Environmental Claims
Exhibit A	Form of Transition Services Agreement
Exhibit C	Form of Seller Patent License Agreement
Exhibit D	Form of Irish License Agreement